Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of EntreMed, Inc. for the registration of its common stock, preferred stock and warrants to purchase such shares of common stock and preferred stock, and to the incorporation by reference therein of our report dated February 22, 2002 with respect to the consolidated financial statements of EntreMed, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA
September 27, 2002